EX-99.CODE ETH

DBX ETF TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I.	COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) of DBX ETF Trust (the “Trust”) for the purpose of promoting:

—	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

—	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

—	compliance with applicable laws, rules and regulations;

—	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

—	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and DBX Advisors LLC’s (the “Adviser”) compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

For internal use only

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Trust’s Adviser or sub-adviser, of which the Covered Officers may be officers or employees, or officers or employees of affiliates. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser or sub-adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser or sub-adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser or sub-adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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Each Covered Officer must:

—	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer[1] would benefit personally to the detriment of the Trust;

—	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust; and

—	not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some potential conflict of interest situations that should be discussed with the Trust’s Chief Compliance Officer (“CCO”) in order to determine whether these situations pose a material risk of causing detriment to the Trust. Examples of these include:

—	service as a director on the board of any public or private company;

[1]	Any activity or relationship that would present a conflict for a Covered Officer would also present a conflict for the Covered Officer if a member of a Covered Officer’s family (spouse, minor children and any account over which a Covered Officer is deemed to have beneficial interest) engages in such an activity or has such a relationship.

For internal use only

—	the receipt of any non-nominal gifts or the conveyance of any value (including entertainment) from any company with which the Trust has current or prospective business dealings, to the extent the situation is not addressed by the Trust’s 17j-1 Code of Ethics or the Adviser’s Code of Ethics, except: (a) any non-cash gifts of nominal value (nominal value is less than $100); and (b) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event;

—	the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety, to the extent the situation is not addressed by the Trust’s 17j-1 Code of Ethics or the Adviser’s Code of Ethics;

—	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than the Adviser, principal underwriter, administrator or any affiliated person thereof; and

—	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	DISCLOSURE AND COMPLIANCE

Each Covered Officer should:

—	familiarize himself with the disclosure requirements generally applicable to the Trust;

—	not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Directors and auditors, and to governmental regulators and self-regulatory organizations;

—	to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

—	comply with his or her obligations under the Trust’s Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and Form N-Q (quarterly schedule of portfolio holdings) that the Trust is required to file.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

For internal use only

IV.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

—	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

—	annually thereafter affirm in writing to the Board that he has complied with the requirements of the Code;

—	annually disclose affiliations and other relationships related to conflicts of interest;

—	not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

—	notify the CCO promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by the Covered Officers must be considered by the CCO. In rendering decisions and interpretations and in conducting investigations of potential violations under the Code, the CCO may, at the CCO’s discretion, consult with such persons as it determines to be appropriate, including, but not limited to, a senior legal officer of the Trust or the Adviser or its affiliates, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Trust’s audit committee for the retention of independent auditors to perform permissible non-audit services.

The Trust will follow these procedures in investigating and enforcing this Code:

—	the CCO will take all appropriate action to investigate any potential violations reported;

—	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

—	if the CCO determines that a violation has occurred, it will inform and make a recommendation to the Trustees that are not “interested persons” of the Trust, as such term is defined in the Investment Company Act (“Independent Trustees”), who will consider appropriate action, which may include: (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the Adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

—	the CCO will be responsible for granting waivers, as appropriate, and will provide a report annually to the Board describing any waivers granted; and

For internal use only

—	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and the Adviser’s and principal underwriter’s codes of ethics under Rule 17j-l under the Investment Company Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust’s counsel, the Board, independent auditors or other consultants referred to in Section IV, above.

VIII.	INTERNAL USE

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Effective: January 10, 2011

Amended: August 24, 2011

Reviewed: July 31, 2012

For internal use only

EXHIBIT A

PERSONS COVERED BY CODE OF ETHICS

Alex Depetris – President and Chief Executive Officer

Michael Gilligan – Treasurer, Chief Financial Officer and Controller

For internal use only